FIRST SUNRISE, INC.

                             SUBSCRIPTION AGREEMENT


NAME:
ADDRESS:



         1. I hereby subscribe for Shares of FIRST SUNRISE, INC.(the "Company") at a price of $0.50 per Share, and enclose herein a check or money order payable to the order of FIRST SUNRISE, INC. in the amount of $
      to cover the aggregate subscription price.

         2. I understand that the Company reserves the right to reject, in whole or in part, any offer to subscribe, in its discretion, for any reason whatsoever, and that no subscription may be withdrawn once made.

         3. I hereby acknowledge receipt of the Prospectus.

         4. I understand that in the event this subscription is accepted, in whole or in part, my money, as well as the certificates representing the Shares for which I am subscribing shall be held in escrow until the offering has been reconfirmed by the Company's shareholders and a Business Combination (as defined in the Prospectus) is consummated in accordance with the provisions of Rule 419 of Regulation C of the Securities Act of 1933, as amended.

         5. In the event the offering is reconfirmed pursuant to Rule 419, the certificates representing the Shares I am purchasing shall be registered in the name printed below and delivery will be made to the address printed below.




Print Name                                Signature(s)




Print Street Address                      City, State, Zip Code




S.S. # or Tax I.D. #                      Area Code, Telephone Number



PLEASE RETURN THIS FORM WITH A CHECK MADE PAYABLE TO FIRST SUNRISE, INC. IN THE AMOUNT LISTED ABOVE TO: SCHONFELD & WEINSTEIN, L.L.P., 63 WALL STREET, SUITE 1801, NEW YORK, N.Y. 10005.